University General Hospital Earns National Recognition for Distinction in Bariatric Surgery

University General Hospital Named a Blue Distinction Center for Bariatric Surgery(R) by Blue Cross and Blue Shield of Texas

HOUSTON, TX -- (Marketwire - March 29, 2012) - University General Health System, Inc. (OTCQB: UGHS) (PINKSHEETS: UGHS) ("the Company"), a diversified, integrated multi-specialty health delivery system, today announced that its flagship Houston-based University General Hospital has been named a Blue Distinction Center for Bariatric Surgery® by Blue Cross and Blue Shield of Texas for demonstrating better overall quality of care and patient results in bariatric surgery.

Blue Distinction® is a national designation awarded by Blue Cross and Blue Shield companies to medical facilities that have demonstrated expertise in delivering quality healthcare in the areas of bariatric surgery, cardiac care, complex and rare cancers, knee and hip replacement, spine surgery or transplants.

To earn this designation, University General Hospital was evaluated based on objective, evidence-based selection criteria established with input from expert physicians and medical organizations. The goal of Blue Distinction is to identify medical facilities that deliver better overall quality and medical outcomes for specific types of specialty care, thereby helping patients and doctors make more informed hospital choices.

University General Hospital is a 72-bed acute care hospital located near the Texas Medical Center in Houston. The hospital, which received accreditation as a Bariatric Surgery Center of Excellence with the American Society of Metabolic and Bariatric Surgery in 2007, performs approximately 550 primary bariatric surgeries and 150 related procedures annually.

"University General Hospital and its surgeons have been recognized for their commitment to consistent quality of care, and we are pleased to be able to extend this level of care to more Blue patients," stated Dr. Robert Marvin, Chief of Bariatric Surgery at the hospital.

"Our hospital has performed more than 5,000 bariatric surgeries, and our general surgeons have performed over 12,000 surgeries since inception," stated Felix Speigel, M.D., a leading physician at the hospital. "This designation is a tribute to the quality of care that University General Hospital is known for in the Houston area."

"This represents a tribute to the dedicated team of physicians, nurses, technicians and therapists who were instrumental in developing University General Hospital's comprehensive programs in bariatric surgery," said Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "Extensive clinical expertise in this area of specialty care has resulted in better overall results for our patients."

"We are pleased that the designation of health care facilities as Blue Distinction Centers provides our members with practical information to help them make better-informed decisions when they are faced with the need for bariatric surgery," noted Dr. Eduardo Sanchez, Vice President and Chief Medical Officer, Blue Cross and Blue Shield of Texas. "Blue Distinction Centers also provide another opportunity for Blue Cross to demonstrate its commitment to working with health care providers and hospitals in our network who deliver care that meets the high quality standards established by this special program."

About Blue Distinction®

Blue Distinction selection criteria cover a broad range of quality measures that are publicly available on www.bcbs.com/bluedistinction. By earning the designation, University General Hospital has demonstrated:

  An established program, performing required annual volumes for certain procedures;
  Appropriate experience of its care team;
  Full facility accreditation by a Centers for Medicare & Medicaid Services (CMS)-deemed national accreditation organization;
  Adherence to evidence-based clinical care measures and guidelines; and
  A comprehensive quality management program.

"Blue Distinction places a high value on the consistent delivery of evidence-based care," stated Dr. Allan Korn, Chief Medical Officer of the Blue Cross and Blue Shield Association (BCBSA). "Blue Distinction Centers demonstrate our commitment to working with doctors and hospitals in communities across the country to identify leading institutions that meet objective quality criteria and deliver better overall outcomes in specialty patient care."

(Note: Designation as Blue Distinction Centers means these facilities' overall experience and aggregate data met objective criteria established in collaboration with expert clinicians' and leading professional organizations' recommendations. Individual outcomes may vary. To find out which services are covered under your policy at any facilities, please call your local Blue Cross and/or Blue Shield Plan; and call your provider before making an appointment, to verify the most current information on its Network participation and Blue Distinction status. Neither Blue Cross and Blue Shield Association nor any of its Licensees is responsible for any damages, losses, or non-covered charges that may result from using this resource or receiving care from a Blue Distinction provider.)

To learn more about the Blue Distinction designation, visit www.bcbs.com/bluedistinction.

About Blue Cross and Blue Shield of Texas

Blue Cross and Blue Shield of Texas -- the only statewide, customer-owned health insurer in Texas -- is the largest provider of health benefits in the state, working with nearly 40,000 physicians and 400 hospitals to serve 4.8 million members in all 254 counties. Blue Cross and Blue Shield of Texas is a Division of Health Care Service Corporation (which operates Blue Cross Blue Shield plans in Texas, Illinois, Oklahoma and New Mexico), the country's largest customer-owned health insurer and fourth-largest health insurer overall. Health Care Service Corporation is a Mutual Legal Reserve Company and an Independent Licensee of the Blue Cross and Blue Shield Association.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician- and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates one hospital and two ambulatory surgical centers in the Houston area. It also owns three senior living facilities and manages six senior living facilities, and it plans to complete additional complementary acquisitions in 2012 and future years in Houston and other markets.

The Company is headquartered in Houston, Texas, and its common stock is listed on the OTCQB Exchange under the symbol "UGHS".

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893

Michael Porter
Investor Relations
Porter, LeVay & Rose, Inc
(212) 564-4700